Calculation of Filing Fee Tables
F-3
EQUINOR ASA
Table 1: Newly Registered and Carry Forward Securities
		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	1	Debt	4.250% Fixed Rate Notes due 2028	457(r)	550,000,000		$ 549,681,000.00	0.0001531	$ 84,156.16
Fees to be Paid	2	Debt	4.500% Fixed Rate Notes due 2030	457(r)	400,000,000		$ 399,636,000.00	0.0001531	$ 61,184.27
Fees to be Paid	3	Debt	5.125% Fixed Rate Notes due 2035	457(r)	800,000,000		$ 799,688,000.00	0.0001531	$ 122,432.23
Fees to be Paid	4	Other	Guarantees of Equinor Energy AS	Other				0.0001531	$ 0.00
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
			Total Offering Amounts:				$ 1,749,005,000.00		$ 267,772.66
			Total Fees Previously Paid:						$ 0.00
			Total Fee Offsets:						$ 0.00
			Net Fee Due:						$ 267,772.66
Offering Note
[1]	The prospectus supplement to which this exhibit is attached is a final prospectus for the related offering. The maximum aggregate amount of that offering is $1,750,000,000.

[2]	The prospectus supplement to which this exhibit is attached is a final prospectus for the related offering. The maximum aggregate amount of that offering is $1,750,000,000.

[3]	The prospectus supplement to which this exhibit is attached is a final prospectus for the related offering. The maximum aggregate amount of that offering is $1,750,000,000.

[4]	Equinor Energy AS will fully and unconditionally guarantee the notes issed by Equinor ASA. Pursuant to Rule 457(n) under the Securities Act of 1933, as amended, no separate filing fee is required for the guarantees.